As filed with the Securities and Exchange Commission on April 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTA INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	33-0326866
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Two Connell Drive Berkeley Heights, NJ 07922 (908) 286-9800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

	William P. Keane Vice President, Chief Financial Officer Two Connell Drive Berkeley Heights, NJ 07922 (908) 286-9800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

	Copy to: Richard A. Drucker Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐ ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐ ______

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.001 per share	15,000,000	$9.44	$141,600,000	$17,941

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(o) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on March 26, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED           , 2004

PROSPECTUS

15,000,000 Shares

GENTA INCORPORATED

COMMON STOCK

     We may offer from time to time common stock. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Our common stock is listed on the Nasdaq National Market under the symbol “GNTA”.

Investing in our common stock involves certain risks, which we describe in our periodic reports and which we will describe in supplements to this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2004

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Genta,” “we,” “us,” and “our” refer to Genta Incorporated.

THE COMPANY

     Genta is a biopharmaceutical company dedicated to the identification, development and commercialization of novel drugs for cancer and related diseases. Our research portfolio consists of two major areas of focus:

  DNA/RNA Medicines, which are drugs based on chemical modifications of either deoxyribonucleic acid, or DNA, or ribonucleic acid, or RNA; and
  Small Molecules.

     We began marketing our first commercial product, Ganite, which is part of our Small Molecule program, in October 2003. Ganite has been approved by the U.S. Food and Drug Administration, or FDA, for treatment of cancer-related hypercalcemia that is resistant to hydration. The drug is being marketed and sold exclusively by Genta in the United States by our dedicated sales force.

     Our lead investigational antisense drug is called Genasense (oblimersen sodium), a molecule that is designed to block the production of a protein known as Bcl-2. Current science suggests that Bcl-2 is a fundamental (although not sole) cause of the inherent resistance of cancer cells to current anticancer treatments, such as chemotherapy, radiation, or monoclonal antibodies. While Genasense has displayed some anticancer activity when used by itself, we are developing the drug solely as a means of amplifying the effects of other anticancer therapy by pre-treating patients with Genasense.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus have been sold:

 Annual Report on Form 10-K for the year ended December 31, 2003.

     You may request a copy of these filings at no cost, by writing or telephoning Controller, Genta Incorporated, Two Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:

  FDA approval or failure to approve Genasense;
  our ability to develop, manufacture and sell our products or enter into collaborative arrangements with third parties to manufacture or sell our products;
  the safety and efficacy of our products;
  the commencement and completion of pre-clinical and clinical trials;
  our ability to obtain necessary regulatory approvals;

  our contractual collaborative arrangements;
  the adequacy of our capital resources;
  the ability to obtain sufficient financing to maintain our planned operations;
  the possibility and effect of patent infringement claims; and
  the impact of competitive products and market conditions.

     We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the common stock will be used for research and development, for commercialization expenses, for potential licenses and acquisitions of complementary products, technologies or businesses and for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 120,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

     The following descriptions are summaries of the material terms of our restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and bylaws and applicable law. Our restated certificate of incorporation and bylaws are incorporated by reference and copies are available upon request. See “Where You Can Find More Information.”

General

     The authorized capital stock of Genta consists of 120,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

     Except as required by law or by the restated certificate of incorporation, holders of common stock are entitled one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Genta, holders of the common stock and the preferred stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Genta without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Series A Convertible Preferred Stock

General

      We are authorized to issue 600,000 shares of series A convertible preferred stock.

     Each share of series A convertible preferred stock is immediately convertible, into shares of our common stock, at a rate determined by dividing the aggregate liquidation preference of the series A convertible preferred stock by the conversion price. The conversion price is subject to adjustment for antidilution.

     In the event of a liquidation of Genta, the holders of series A convertible preferred stock are entitled to a liquidation preference equal to $50 per share.

Delaware Anti-Takeover Law

     Under Section 203 of the Delaware General Corporation Law certain “business combinations” between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

  the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election);
  the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;
  upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
  on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 % of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Genta and, accordingly, may discourage attempts to acquire Genta even though such a transaction may offer Genta’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance Notice Requirements for Stockholder Proposals

     The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not less than 50 calendar days nor more than 75 calendar days prior to the meeting; provided, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Limits on Special Meetings

     Genta’s restated certificate of incorporation and bylaws provide that special meetings of the stockholders of Genta may be called only by the Chairman of the Board or the Chief Executive Officer of Genta or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

Super-majority Requirements

     We have specified provisions in our restated certificate of incorporation and bylaws that require a super-majority vote of the stockholders to amend, revise or appeal provisions that may have an anti-takeover effect.

Listing

      Our common stock is listed on the Nasdaq National Market under the symbol “GNTA”.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for the common stock is Mellon Investor Services.

PLAN OF DISTRIBUTION

     We may sell the common stock in any of three ways (or in any combination):

  through underwriters or dealers;

  directly to a limited number of purchasers or to a single purchaser; or

  through agents.

     The prospectus supplement will set forth the terms of the offering of such common stock, including

(a)	the name or names of any underwriters, dealers or agents and the amounts of common stock underwritten or purchased by each of them,

(b)	the initial public offering price of the common stock and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

(c)	any securities exchanges on which the common stock may be listed.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale of any common stock, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the common stock if they purchase any of the common stock. Such underwriters may include, among others, Goldman, Sachs & Co.

     We may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

     Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     We may enter into derivative transactions with third parties, or sell common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use common stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use common stock received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

VALIDITY OF COMMON STOCK

     The validity of the common stock in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the registration fee.

Amount to be Paid

Registration fee	$ 17,941
Legal fees and expenses (including Blue Sky fees)	350,000
Accounting fees and expenses	7,500
Miscellaneous	24,559

TOTAL	$400,000

Item 15. Indemnification of Directors and Officers

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including a director or officer, who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may provide similar indemnification in an action or suit by or in the right of the corporation, except that no indemnification is permitted if the director or officer is adjudged to be liable to the corporation unless and to the extent the Court of Chancery or the court in which such action was brought determines that such person is reasonably entitled to indemnify. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     Article VIII of Genta’s restated certificate of incorporation, as amended, provides indemnification of directors and officers of Genta to the fullest extent permitted by the Delaware General Corporation Law.

     Genta maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16. Exhibits

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

1.1	Form of Underwriting Agreement*

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

* To be filed by amendment or on Form 8-K.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley Heights, State of New Jersey, on the 2nd day of April, 2004.

GENTA INCORPORATED

By:	/s/ William P. Keane

	Name:	William P. Keane
	Title:	Vice President, Chief Financial Officer
and Corporate Secretary

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Raymond P. Warrell, Jr., M.D., William P. Keane and Stefan Grant, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chairman of the Board of Directors and
/s/ Raymond P. Warrell, Jr., M.D.	Chief Executive Officer (Principal	April 2, 2004
Executive Officer)
Raymond P. Warrell, Jr., M.D.

Vice President, Chief Financial Officer
/s/ William P. Keane	and Corporate Secretary (Principal	April 2, 2004
Accounting Officer)
William P. Keane

/s/ Jerome E. Groopman, M.D.		April 2, 2004
Director
Jerome E. Groopman, M.D.

Director
Betsy McCaughey, Ph.D.

Director
Peter T. Tattle

/s/ Daniel D. Von Hoff, M.D.		April 2, 2004
Director
Daniel D. Von Hoff, M.D.

/s/ Harlan J. Wakoff		April 2, 2004
Director
Harlan J. Wakoff

/s/ Douglas G. Watson		April 2, 2004
Director
Douglas G. Watson

/s/ Michael S. Weiss		April 2, 2004
Director
Michael S. Weiss

EXHIBIT INDEX

Exhibit No.	Document

1.1	Form of Underwriting Agreement*

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

* To be filed by amendment or on Form 8-K.